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Exhibit 10.22

For Bank Use Only	Reviewed by

Due JANUARY 31, 2003
Customer # 4503617482	Loan # 125

REVOLVING CREDIT NOTE

$3,500,000.00	MARCH 15, 2002

        FOR VALUE RECEIVED, the undersigned borrower (the "Borrower"), promises to pay to the order of U.S. BANK N.A. (the "Bank"), the principal sum of THREE MILLION FIVE HUNDRED THOUSAND AND NO/100
Dollars ($3,500,000.00), payable JANUARY 31, 2003.

        Interest.

The unpaid principal balance will bear interest at an annual rate equal to the prime rate announced by the Bank.

The interest rate hereunder will be adjusted each time that the prime rate changes.

        Payment Schedule.

Interest is payable beginning APRIL 1, 2002, and on the same date of each CONSECUTIVE month thereafter (except that if a given month does not have such a date, the last day of such month), plus a final interest payment with the final payment of principal.

        Interest will be computed for the actual number of days principal is unpaid, using a daily factor obtained by dividing the stated interest rate by 360.

        Principal amounts remaining unpaid after the maturity thereof, whether at fixed maturity or by reason of acceleration of maturity, shall bear interest from and after maturity until paid at a rate of 5% per annum plus the rate otherwise payable hereunder.

        In no event will the interest rate hereunder exceed that permitted by applicable law. If any interest or other charge is finally determined by a court of competent jurisdiction to exceed the maximum amount permitted by law, the interest or other charge shall be reduced to the maximum permitted by law, and the Bank may credit any excess amount previously collected against the balance due or refund the amount to the Borrower.

        Subject to applicable law, if any payment is not made on or before its due date, the Bank may collect a delinquency charge of 5.00% of the unpaid amount. Collection of the late payment fee shall not be deemed to be a waiver of the Bank's right to declare a default hereunder.

        Without affecting the liability of any Borrower, endorser, surety or guarantor, the Bank may, without notice, renew or extend the time for payment, accept partial payments, release or impair any collateral security for the payment of this Note, or agree not to sue any party liable on it.

        This Revolving Credit Note constitutes the Note issued under a Revolving Credit Agreement dated as of the date hereof between the Borrower and the Bank, to which Agreement reference is hereby made for a statement of the terms and conditions under which loans evidenced hereby were or may be made and a description of the terms and conditions upon which the maturity of this Note may be accelerated, and for a description of the collateral securing this Note.

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        All documents attached hereto, including any appendices, schedules, riders, and exhibits to this Revolving Credit Note, are hereby expressly incorporated by reference.

The Borrower hereby acknowledges the receipt of a copy of this Note.

PHOENIX GOLD INTERNATIONAL, INC.
(Individual Borrower)		Borrower Name (Organization)
	(SEAL)	a OREGON Corporation

Borrower Name	N/A	By	/s/ JOSEPH K. O'BRIEN, VP, CFO & Secretary

	(SEAL)	Name and Title	AUTHORIZED SIGNER, TITLE

By

Borrower Name	N/A	Name and Title

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  Exhibit 10.22
REVOLVING CREDIT NOTE